Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of The Great Atlantic & Pacific Tea Company, Inc. of our report dated May 6, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Fiscal 2009 Annual Report to Stockholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended February 27, 2010.  We also consent to the incorporation by reference of our report dated May 6, 2010 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
May 6, 2010